EXHIBIT 23.1

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 No. 33-00000 and related Prospectus of MSC Industrial Direct Co., Inc. for the registration of 6,900,000 shares of its Class A common stock and to the incorporation by reference therein of our report dated November 3, 2003, with respect to the consolidated financial statements and schedule of MSC Industrial Direct Co., Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended August 30, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

November 7, 2003
Melville, NY